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EXHIBIT 99.1

Aaron Rents, Inc. Confirms Earnings Guidance For First Quarter; Will Merge Some Sight & Sound Stores

        ATLANTA, April 7, 2003—Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the rental, sales and lease ownership, and specialty retailing of residential and office furniture, consumer electronics and home appliances and accessories, today announced that revenues and earnings were on plan for the first quarter of 2003.

        "Our earnings for the first quarter are expected to be in the range of, or to slightly exceed, our previous guidance of $.38 to $.40 per diluted share," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents, Inc. "The first quarter results are the result of the growth in revenues and earnings in our Aaron's Sales & Lease Ownership stores. We continue to expect to earn between $1.55 and $1.65 per diluted share for the full year of 2003."

        The Aaron's Sales & Lease Ownership division increased its store count during the first quarter by 20 stores, 13 Company-operated stores and eight franchised stores, bringing the total of stores open at March 31 to 665. At the end of March the Company also had 70 rent-to-rent stores open.

        "Although our sales and lease ownership business is exceeding expectations, the retail sales performance of our Sight & Sound stores remains disappointing. During the second quarter we will convert a number of our Sight & Sound stores to traditional Aaron's Sales & Lease Ownership stores, or close them and transfer the store's lease volume to an existing Aaron's store," Mr. Loudermilk added. "We still believe that offering the lease transaction in a traditional retail store has excellent potential and we are encouraged by the lease volume we have been building in the Sight & Sound stores. The retail sales environment, however, has been very difficult and we feel we can more effectively conduct this experiment with a lesser number of stores."

        The Company will announce its first quarter results for 2003 on April 28.

        Aaron Rents, Inc., based in Atlanta, currently has 735 Company-operated and franchised stores across the United States and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

        Note: Forward-looking statements in this news release are based on current expectations and are subject to risks and uncertainties, and actual results may vary materially from the expectations due to such factors as changes in general economic conditions, competition, pricing, customer demand and other issues.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties and which could cause actual results to differ from those contained in the forward-looking statements. For a discussion of such risks and uncertainties see "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2002, which discussion is incorporated herein by this reference.

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  EXHIBIT 99.1